UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.     )
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Applied Micro Circuits Corporation

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INVITATION TO 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE: Tuesday, August 18, 2009

TIME: 10:00 a.m.

PLACE: Applied Micro Circuits Corporation’s Corporate Headquarters
215 Moffett Park Drive, Sunnyvale, California 94089

July 7, 2009

Dear Stockholders:

Please join me at the Annual Meeting of Stockholders of Applied Micro Circuits Corporation on August 18, 2009. At the annual meeting, we will ask you to elect Cesar Cesaratto, Donald Colvin, Paul Gray, Fred Shlapak, Arthur B. Stabenow, Julie Sullivan and me as directors of your company and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010. The stockholders will also vote on a proposal relating to a stockholder advisory vote on executive compensation, which our Board of Directors has considered and recommended that the stockholders vote against for the reasons set forth in the proxy statement.

I am pleased that this annual meeting will be our first annual meeting at which the election of directors will be pursuant to majority voting rules. In April 2009, the Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

In addition to the formal items of business, at the annual meeting I will review our major developments over the past several months and share with you our plans for the future. You will have the opportunity to ask questions and express your views to our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. We have provided instructions on how to vote your shares by proxy in the accompanying proxy statement. Please vote as soon as possible.

Sincerely yours,

Dr. Paramesh Gopi
President and Chief Executive Officer

APPLIED MICRO CIRCUITS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 18, 2009

To the Stockholders of Applied Micro Circuits Corporation:

The annual meeting of stockholders of Applied Micro Circuits Corporation will be held at our corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089, on Tuesday, August 18, 2009, at 10:00 a.m., local time, for the following purposes:

1. To elect the seven nominees for director named in the proxy statement accompanying this notice.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3. To vote upon a proposal submitted by a stockholder, if properly presented at the meeting.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is June 22, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Cynthia J. Moreland
Secretary

Sunnyvale, California
July 7, 2009

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THIS PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE OR VOTE OVER THE TELEPHONE OR ON THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY.

APPLIED MICRO CIRCUITS CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 18, 2009

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

Applied Micro Circuits Corporation (sometimes referred to as “AppliedMicro”) is making these proxy materials available to you because our Board of Directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders to be held on August 18, 2009. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy on the Internet. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card or follow the instructions below to submit your proxy by phone.

We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), to all stockholders of record entitled to vote at the annual meeting on or about July 6, 2009. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1, the election of the seven nominees for director named in Proposal 1;

•	Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010; and

•	Proposal 3, a proposal submitted by a stockholder, if properly presented at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 22, 2009 will be entitled to vote at the annual meeting. On this record date, there were 66,249,882 shares of common stock outstanding and entitled to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. At the close of business on the record date for the meeting, there were 66,249,882 shares outstanding and entitled to vote. Thus 33,124,942 shares must be present at the meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

Am I a stockholder of record?

If at the close of business on June 22, 2009 your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

What if my AppliedMicro shares are not registered directly in my name but are held in street name?

If at the close of business on June 22, 2009 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

If I am a stockholder of record of AppliedMicro shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy over the Internet. To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. Alternatively, if you requested and received a printed copy of these materials by mail, you may also complete, sign and return the accompanying proxy card using the envelope provided, or you may vote by proxy over the phone by dialing the toll-free number shown on the proxy card and following the recorded instructions. If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on August 17, 2009 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of AppliedMicro shares, how do I vote?

If you are a beneficial owner of shares held in street name, you should have received the Notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions or to request that a printed copy of these materials be mailed to them. For a beneficial owner to vote in person at the annual meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on June 22, 2009.

What types of votes are permitted on each proposal?

For Proposal 1, the election of the seven nominees for director named therein, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For Proposals 2 and 3, the ratification of the selection of Ernst & Young LLP and the proposal submitted by a stockholder, and any other matter to be voted on at the meeting, you may vote “For” or “Against” or abstain from voting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, for each nominee to be elected the number of votes “For” that nominee must be a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP, must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

•	To be approved, Proposal 3, the proposal submitted by a stockholder must be properly presented at the annual meeting and must receive a “For” vote from the majority of the shares present at the annual meeting or represented by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the outcome of the vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For,” “Withhold” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the presence of a quorum and the vote total for each proposal and will have the same effect as “Against” votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures, but do not specify how you want to vote your shares, your shares will be voted “For” Proposal 1, the election of all seven nominees for director named therein, “For” Proposal 2, the ratification of the selection of Ernst & Young LLP and “Against” Proposal 3, the proposal submitted by a stockholder. If any other matter is properly presented at the meeting, your proxy will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in either of the following ways:

•	You may send a written notice that you are revoking your proxy to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089).

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of AppliedMicro shares and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

Alternatively, if you requested and received a printed copy of these materials by mail, you may revoke your proxy by submitting another properly completed proxy card with a later date.

What does it mean if I receive more than one Notice?

If you received more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2010, which ends September 30, 2009.

When are stockholder proposals due for the next annual meeting?

To be considered for inclusion in the proxy materials for our fiscal 2010 annual meeting, your proposal must be submitted in writing to our Secretary (Attn: Secretary, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089) by March 9, 2010. Stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials for our fiscal 2010 annual meeting must do so no earlier than close of business on May 20, 2010 and no later than close of business on June 19, 2010.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $9,000 in the aggregate.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors: Cesar Cesaratto, Donald Colvin, Paramesh Gopi, Ph.D., Paul R. Gray, Ph. D., Niel Ransom, Ph.D., Fred Shlapak, Arthur B. Stabenow, and Julie H. Sullivan, Ph.D. Each of our current directors has been nominated for election at the annual meeting except Dr. Ransom, who will not stand for reelection this year.

Our Board of Directors will consist of seven directors beginning with the 2009 Annual Meeting. The nominees proposed for election as directors are listed below. Directors elected at the annual meeting will hold office until the next annual meeting. Each of Messrs. Cesaratto, Colvin, Shlapak and Stabenow and Dr. Sullivan were elected by our stockholders at our last annual meeting.

Each individual nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected.

The following information was provided by the nominees:

Cesar Cesaratto
Chairman of the Board
Age:	61
Director Since:	2002
Principal Occupation:	Retired
Recent Business Experience:	Various executive positions with Nortel Networks Corporation, a communications equipment manufacturing company, spanning component and product development, operations, sales and marketing (from 1970 to May 2001). His most recent position was President Wireless Systems for Europe, Middle East and Africa.
Committee Memberships:	Chairman of the Compensation Committee, Member of the Governance and Nominating Committee.
Donald Colvin
Age:	56
Director Since:	2007
Principal Occupation:	Executive Vice President, Chief Financial Officer and Treasurer of ON Semiconductor, a semiconductor company, since March 2003.
Recent Business Experience:	Vice President Finance and Chief Financial Officer of Atmel Corporation, a semiconductor company, from 1998 to March 2003, and Chief Financial Officer for a subsidiary of Atmel from 1995 to 1998. Various positions with European Silicon Structures (ES2) from 1985 to 1995, including Chief Financial Officer from 1990 to 1995. Various financial management positions with Motorola Semiconductors Europe from 1977 to 1985.
Committee Memberships:	Member of the Audit Committee.

Paramesh Gopi, Ph. D.
Age:	40
Director Since:	2009
Principal Occupation:	President and Chief Executive Officer of AppliedMicro since May 2009.
Previous Business Experience:	Senior Vice President and Chief Operating Officer of AppliedMicro from June 2008 to May 2009 and member of the Board of Directors since April 2009. From September 2002 to June 2008, he was with Marvell Semiconductor, a provider of mixed-signal and digital signal processing integrated circuits to broadband digital data networking markets, where he most recently served as Vice President and General Manager of the Embedded and Emerging Business Unit. At Marvell, Dr. Gopi held several executive-level positions including Chief Technology Officer of Embedded and Emerging Business Unit and Director of Technology Strategy. From June 2001 to August 2002, Dr. Gopi was Executive Director of Strategic Marketing and Applications at Conexant Systems, Inc., a mixed-signal processing company. He joined Conexant Systems, Inc. as part of its acquisition of Entridia Corporation in 2001. Dr. Gopi founded Entridia, a provider of network processing application specific integrated circuits for optical networks, in 1999. Prior to Entridia, Dr. Gopi held principal engineering positions at Western Digital and Texas Instruments where he was responsible for the development of key mixed signal networking products.
Paul R. Gray
Age:	66
Director Since:	2009
Principal Occupation:	Professor Emeritus, University of California at Berkeley
Recent Business Experience:	Executive Vice Chancellor and Provost at the University of California at Berkeley from July 2000 to June 2006. During his over 30 year tenure with the University, Dr. Gray has held numerous administrative posts, including Director of the Electronics Research Laboratory, Vice Chairman of the Electrical Engineering and Computer Science (“EECS”) Department for Computer Resources, Dean of the College of Engineering and Chairman of the Department of EECS.
Other Directorships:	Telegent Corporation.
Committee Memberships:	None.

Fred Shlapak
Age:	65
Director Since:	2006
Principal Occupation:	Retired
Recent Business Experience:	Various executive positions with Motorola Corporation, a communications equipment manufacturing company, from 1971 to his retirement in 2004. His most recent position prior to retirement was President of the Semiconductor Products Sector at Motorola Corporation.
Other Directorships:	Tundra Semiconductor Corporation and Gennum Corporation.
Committee Memberships:	Member of the Compensation Committee.
Arthur B. Stabenow
Age:	71
Director Since:	1988
Principal Occupation:	Retired
Recent Business Experience:	Chairman, President and Chief Executive Officer of Micro Linear Corporation, a communications equipment manufacturing company (April 1986 to January 1999).
Other Directorships:	Zoran, Inc.
Committee Memberships:	Chairman of the Governance and Nominating Committee, Member of the Audit Committee and the Compensation Committee.
Julie H. Sullivan, Ph. D.
Age:	51
Director Since:	2005
Principal Occupation:	Executive Vice President and Provost at University of San Diego since July 2005.
Recent Business Experience:	Professor at the University of California, San Diego, Rady School of Management (July 2003 to July 2005), Interim Dean and Senior Associate Dean at the University of North Carolina at Chapel Hill, Kenan-Flagler Business School (July 1998 to June 2003).
Other Directorships:	SI Group.
Committee Memberships:	Chair of the Audit Committee and Member of the Governance and Nominating Committee.

Required Vote and Governance and Nominating Committee Recommendation

Beginning with this annual meeting, directors will be elected pursuant to “majority voting” rules that were adopted by our Board of Directors in April 2009. Under these rules, in an uncontested election, such as the election at the annual meeting, directors are elected by a majority of the votes properly cast in person or by proxy with respect to that nominee’s election. For each nominee to be elected, the number of votes “For” the nominee must exceed the number of votes “Withheld” from that nominee’s election.

Only votes “For” or “Withhold” will affect the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven named nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by the Governance and Nominating Committee of the Board of Directors.

The Governance And Nominating Committee Of The Board Of Directors
Recommends A Vote In Favor Of Each Named Nominee.

CORPORATE GOVERNANCE

We have long upheld a set of basic beliefs to guide our actions, including the belief that business should be conducted with the highest standards of ethical behavior. This belief governs our interaction with our customers, suppliers, employees and investors.

We are committed to continuously improve our governance process to meet and exceed all regulatory requirements. The following corporate governance profile highlights some of the initiatives undertaken by our Board of Directors:

Majority Voting in Elections of Directors

•	In April 2009, our Board of Directors approved amendments to our Bylaws and corporate governance guidelines to implement majority voting in all elections of directors other than contested elections.

•	Under majority voting rules, to be elected each nominee must receive a majority of the votes cast with respect to that nominee in any uncontested election of directors (i.e., an election in which the number of nominees does not exceed the number of directors to be elected).

•	Prior to being nominated for re-election, incumbent directors must tender an irrevocable resignation that will be effective upon (i) the failure of such person to receive the required vote for re-election and (ii) the Board’s acceptance of such resignation, in accordance with our corporate governance guidelines.

•	In contested elections, the nominees receiving a plurality of the votes cast will be elected.

•	Previously all directors were elected by a plurality of the votes cast in any contested or uncontested election.

Independent Directors

•	At least two-thirds of our directors must meet the independence standards of the Nasdaq Stock Market, or Nasdaq.

•	All of our current directors are independent under these independence standards, except for Dr. Paramesh Gopi who is employed by us.

•	Our independent directors regularly meet in executive session to discuss matters of interest to them without management present.

Independent Chairman of the Board

•	Our Chairman of the Board is an independent director. The Chairman coordinates, develops the agenda for, and moderates Board meetings, acts as a liaison between the independent directors and management on sensitive issues, coordinates the independent directors’ annual evaluations of the performance of the Chief Executive Officer and Chief Financial Officer and provides the evaluations to the Compensation Committee in connection with its annual evaluation of the officers’ performance, provides recommendations as to the membership of the various Board Committees, as well as selection of the Committee Chairs, and retains such counsel or consultants as the Chairman of the Board deems necessary to perform his or her responsibilities.

Governance and Nominating Committee

•	Our Governance and Nominating Committee has adopted a charter that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

•	In accordance with its charter, our Governance and Nominating Committee establishes effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, Board compensation and Chief Executive Officer succession planning.

•	Every Governance and Nominating Committee member is an independent director under Nasdaq listing standards.

Compensation Committee

•	The charter of our Compensation Committee can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

•	In accordance with its charter, the Compensation Committee reviews and approves all executive compensation matters.

•	Every Compensation Committee member is an independent director under Nasdaq listing standards.

Audit Committee

•	Our Audit Committee has policies to insure that our independent registered public accounting firm remains independent.

•	The Audit Committee charter can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

•	Our Board of Directors has determined that each of the current members of the Audit Committee is independent under Nasdaq listing standards and that each of Dr. Sullivan and Messrs. Colvin and Stabenow qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

•	Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before an engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

•	Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee, which meets at least quarterly with such firm without management present.

Corporate Governance Guidelines

•	Our Board of Directors has adopted a set of Board Guidelines that cover a broad range of corporate governance issues including director qualification and responsibility. The Board Guidelines can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

Code of Business Conduct and Ethics

•	Our Board of Directors has also adopted a Code of Business Conduct and Ethics for us that all directors, executive officers and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions) must review and abide by.

•	Our Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality.

•	Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

•	We will promptly disclose on our corporate website, http://www.appliedmicro.com, (i) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers and the name of the person who is granted the waiver.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with our Board of Directors may send a written communication addressed to the Secretary at our principal executive offices. Communications also may be sent by e-mail to the following address: board@amcc.com. The Secretary will promptly forward the communication to the Board as appropriate. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

In addition, we have a formal policy regarding attendance by directors at our annual meeting of stockholders. Directors are invited to and are expected to attend the annual meeting. This policy is contained in the Board Guidelines that can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents. All of the directors attended the fiscal 2008 annual meeting of stockholders.

GOVERNANCE AND NOMINATING COMMITTEE EVALUATION OF BOARD NOMINEES

The Governance and Nominating Committee will consider director candidates recommended by our stockholders. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board at our annual meeting of stockholders may do so by delivering at least 120 days prior to the anniversary date of the mailing of our proxy statement for our last annual meeting of stockholders a written recommendation to the Governance and Nominating Committee c/o the Secretary at our principal executive offices. Each submission must set forth:

•	the name and address of each AppliedMicro stockholder on whose behalf the submission is made;

•	the number of AppliedMicro shares that are owned beneficially by such stockholder;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

To date, we have not received any recommendations from stockholders requesting that the Governance and Nominating Committee consider a candidate for inclusion among the Governance and Nominating Committee’s slate of nominees in our proxy statement.

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to the Board of Directors at our annual meeting of stockholders. Our Bylaws are available in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the highest personal and professional integrity and values, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	recognized achievement and reputation;

•	an ability to contribute to some aspect of our activities; and

•	the willingness to make the commitment of time and effort required of an AppliedMicro director.

The Governance and Nominating Committee’s goal is to assemble a Board of Directors with the skills and characteristics that taken together will assure a strong Board with experience and expertise in corporate governance.

The Governance and Nominating Committee is responsible for reviewing periodically with the Board of Directors, including the Chief Executive Officer, the appropriate skills and characteristics required of new Board members in the context of the current makeup of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of us and our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that two-thirds of the members of the Board meet independent director standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue serving on the Board or if the Governance and Nominating Committee decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm.

BOARD MEETINGS AND ATTENDANCE

Board Meetings in Fiscal 2009:  18

Board Committees:  Three standing committees: Audit, Compensation and Governance and Nominating

Total Committee Meetings in Fiscal 2009:  21

Fiscal 2009 Attendance:  Each current Board member attended 75% or more of the meetings of the Board and the committees on which he or she served, held during the period for which he or she was a director or committee member.

BOARD COMMITTEES

The following table provides additional information regarding the committees of our Board of Directors during fiscal 2009:

Meetings
in Fiscal
Name of Committee and Members	Principal Functions of the Committee	2009

Audit Julie H. Sullivan, Ph.D., Chair Donald Colvin Arthur B. Stabenow
•   Has direct responsibility for the appointment, evaluation, compensation, retention and oversight of the work of our independent registered public accounting firm. Such firm reports directly to the Committee, and the Committee’s responsibilities include: the resolution of disagreements between management and such firm regarding financial reporting and the pre-approval of all audit and non-audit services provided by such firm.

•   Receives periodic reports from our independent registered public accounting firm and management regarding such firm’s independence and other matters. Recommends appropriate action to ensure such firm’s independence.

•   Reviews with management and our independent registered public accounting firm our quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices.

•   Reviews and approves the scope of the audit at the outset and reviews the performance of our independent registered public accounting firm and any audit problems or difficulties encountered.
6

Meetings
in Fiscal
Name of Committee and Members	Principal Functions of the Committee	2009

Compensation Cesar Cesaratto, Chairman Arthur B. Stabenow Niel Ransom, Ph.D. Fred Shlapak
•   Approves remuneration arrangements for all of our executive officers, including base salaries, salary increases, incentive compensation plans and awards. Reviews the reasonableness and appropriateness of all such compensation.

•   Adopts and oversees the administration of incentive compensation and executive stock plans and determines awards granted to executive officers and employees under such plans.

•   Advises the Board of Directors on the reasonableness and appropriateness of executive compensation plans and levels, generally, including whether these effectively serve our interests and the interests of our stockholders by creating appropriate incentives for high levels of individual and company performance.

•   Has authority to engage an executive compensation consultant and other advisors.
11
Governance and Nominating Arthur B. Stabenow, Chairman Cesar Cesaratto Julie H. Sullivan, Ph.D.
•   Makes recommendations to the Board of Directors regarding the composition of the Board and its Committees, including size and qualifications for membership.

•   Recommends candidates for election to the Board of Directors at the annual meeting.

•   Advises the Board of Directors on appropriate compensation for outside directors.

•   Advises the Board of Directors on corporate governance matters.

•   Has sole authority to engage a search firm to identify director candidates.

•   Evaluates the performance of the members of the Board of Directors.

•   Evaluates the effectiveness of the meetings of the Board of Directors, including agendas, meeting materials, meeting structure and organization, schedule of meetings and minutes.
4

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Policies and Processes” and “Executive Compensation — Director Compensation — Director Compensation Policies and Processes”, respectively.

REPORT OF THE COMPENSATION COMMITTEE 1

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation

1 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the 1933 Act, or the Securities Exchange Act of 1934, or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended March 31, 2009.

Cesar Cesaratto, Chairman
Arthur B. Stabenow
Niel Ransom, Ph.D.
Fred Shlapak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2009 were Messrs. Cesaratto, Stabenow and Shlapak and Dr. Ransom. None of these directors has at any time been an officer or employee of ours or any of our subsidiaries. We have entered into customary indemnification agreements with each of these directors as described in “Certain Transactions.” None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE2

The Audit Committee is comprised solely of independent directors, in accordance with Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The purpose of the Audit Committee, as more fully described in its charter, is the general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting principles, and design of internal controls and disclosure controls and procedures to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which such firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K with management including a discussion of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. In addition, such firm represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, which supersedes Statement on Auditing Standards No. 61, Communication with Audit Committees.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

In reliance on the Audit Committee’s reviews and discussions with management and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended March 31, 2009.

Julie H. Sullivan, Ph.D., Chair
Donald Colvin
Arthur B. Stabenow

2 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 and has further directed us to submit the selection of such firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our inception in 1980. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

AUDIT AND OTHER FEES

The following tables set forth the aggregate fees billed by Ernst & Young LLP for the services indicated for the fiscal year ended March 31:

	2009	2008

Audit	$935,321	$942,260
Audit Related	57,399	85,207
Tax	35,000	109,708
All Other	1,500	1,500

Total	$1,029,220	$1,138,675

Audit Fees.  Audit fees include the audit of our financial statements including the audit of our internal control over financial reporting for the fiscal year and the review of our interim financial statements.

Audit Related Fees.  Audit related fees include fees for among other things, accounting consultations, mergers and acquisition related work and statutory audits in certain locations outside the United States where we have operations.

Tax Fees.  Tax fees consist of tax preparation services for employees on foreign assignment, technical tax advice on U.S. and international tax matters, assistance with foreign income tax return preparation, transfer pricing analysis, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, consultation regarding tax implications of mergers and acquisitions and assistance with tax audit defense matters.

All Other Fees.  Other fees consist of a subscription to Ernst & Young Online, a proprietary knowledge management and research system.

All fees described above were approved by the Audit Committee. The Audit Committee has determined the rendering of the tax consulting services by Ernst & Young LLP is compatible with maintaining that firm’s independence.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm, Ernst & Young LLP. Under the policy, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. Our Audit Committee has delegated the pre-approval of services to its Chairman who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Required Vote and Audit Committee Recommendation

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect on the outcome of the vote.

The Audit Committee Of The Board Of Directors
Recommends A Vote In Favor Of Proposal 2.

PROPOSAL 3

STOCKHOLDER PROPOSAL RELATING TO A STOCKHOLDER ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Comptroller of the City of New York, William C. Thompson, Jr. (the “Comptroller”), as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (together, the “Funds”), has advised us that the Funds intend to present the following proposal and supporting statement at the annual meeting. The Comptroller’s office represents that the Funds are the beneficial owner, in the aggregate, of 200,093 shares of our common stock. The Comptroller’s address is: 1 Centre Street, New York, NY 10007-2341. The proposal and supporting statement that we received from the Comptroller’s office are set forth below.

Our Board of Directors strongly opposes adoption of this proposal and requests that our stockholders read our Board’s response to the proposal which follows the proposal and the proponents’ supporting statement below.

RESOLVED, that shareholders of Applied Micro Circuits Corporation (“the Company”) urge the board of directors to adopt a policy that shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by the Company’s management to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Applied Micro Circuits Corporation’s board to allow Shareholders to express their opinion about senior executive compensation at the Company by establishing an annual referendum process. The results of such a vote would, we think, provide the Company with useful information about whether shareholders view the company’s senior executive compensation as reported each year, to be in shareholders’ best interests.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS
STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE
INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE
ADOPTION OF THIS PROPOSAL.

Our Board of Directors carefully considered this stockholder proposal and believes that it is not in the best interests of our stockholders. We recognize the importance of establishing and maintaining appropriate executive compensation practices and appreciate the importance that our stockholders place on these practices. We welcome the input of our stockholders on our executive compensation programs, as well as on all other aspects of corporate governance. For the following reasons, however, we believe that an advisory vote of the type called for by this proposal offers too little opportunity for informative stockholder input and would be of little value to either our stockholders or our Board of Directors:

•	the Compensation Committee of our Board of Directors already oversees an executive compensation program that is thoughtful, performance-based, objective and transparent;

•	the backward-looking advisory vote advocated by this proposal would not allow our stockholders to express meaningful opinions or provide our Board of Directors or its Compensation Committee with any more insight into specific stockholder concerns regarding executive compensation than the existing communication methods;

•	our stockholders already have precise and efficient methods to communicate their specific concerns about executive compensation directly to our Board of Directors, and these methods are far superior to the non-specific, backward-looking advisory vote recommended by this proposal; and

•	the proposed advisory vote could be in conflict with expected federal legislation, making adoption at this time premature and potentially harmful.

The Compensation Committee of our Board of Directors already oversees an executive compensation program that is thoughtful, performance-based, objective and transparent.

The Compensation Committee, consisting entirely of independent directors, is responsible for maintaining an executive compensation program designed to attract, retain and motivate superior talent with the goal of improving overall company performance and creating increased value for our stockholders. To achieve this, the Compensation Committee directly and substantially links executive rewards and compensation to measurable corporate and individual performance. Our executive compensation program and our overall compensation philosophy program are discussed in detail in this proxy statement on page 24 in the section entitled “Executive Compensation — Compensation Discussion and Analysis.”

Executive compensation practices are influenced by a wide range of complex factors, including corporate goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select the appropriate incentives so that we can continue to attract and retain executives with outstanding abilities and motivate them to achieve superior performance.

A backward-looking advisory vote would not allow our stockholders to express meaningful opinions or provide our Board of Directors or its Compensation Committee with any more insight into specific stockholder concerns regarding executive compensation than the existing communication methods.

This proposal calls for a backward-looking advisory vote on the Summary Compensation Table and the accompanying narrative disclosures included in our annual proxy statement. The table and related disclosures provide extensive, detailed information regarding each element of compensation paid to each of our named executive officers. A simple “for” or “against” advisory vote on this information would not allow our stockholders to express their views in a meaningful way on the components or amounts of compensation identified in the Summary Compensation Table or discussed in the related narratives, and this type of advisory vote does not give our Board of Directors or its Compensation Committee any clarity regarding what aspect of the executives’ compensation in particular the stockholders take issue with. For this reason, our Board of Directors and its Compensation Committee would neither be able to determine the meaning of a negative vote nor discern any stockholder opinion that might be useful in setting future compensation. Given that we already have a means for our stockholders to directly communicate with our Board of Directors and its Compensation Committee, this proposal advocates substituting this direct communication with a narrower, more confusing and less effective means of communications through a simple “for” or “against” advisory vote.

The executive compensation being voted on pursuant to this proposal would have already been paid by the time it would be voted on at the annual meeting. The Compensation Committee of our Board of Directors makes most of its decision on what to pay our executive officers either before or very early in the year in which they are paid. As a result, the majority of the compensation decisions for the current year would have already been made by the time the stockholders would have an opportunity to vote on the compensation paid in the previous year. After the vote, the Compensation Committee would have little, if any, latitude to change the current compensation of our executive officers, assuming that it could discern what the stockholders wanted to change from a simple “for” or “against” advisory vote.

Our stockholders already have precise and efficient methods to communicate their specific concerns about executive compensation directly to our Board of Directors, and these methods are far superior to the non-specific, backward-looking advisory vote recommended by this proposal.

We support and promote ongoing substantive dialogue with our stockholders regarding our compensation practices and any other corporate matters. We believe our approach to executive compensation and the existing communication channels provide our stockholders the ability to share input directly with the Board of Directors on specific concerns relating to compensation. Any stockholder may communicate directly with the Board of Directors or its Compensation Committee if the stockholder disagrees with our compensation policies. Stockholders who wish to express their views to our Board of Directors have several effective ways to do so — all of which are considerably clearer, and therefore, more effective than a simple “for” or “against” advisory vote. To communicate their views on executive compensation or on any other corporate matter, our stockholders can directly contact our Board of Directors in the following ways:

•	Write to our Board of Directors (including any individual member or committee thereof) by sending a written communication addressed to our Secretary at our principal executive offices (our Secretary will promptly forward the communication to our Board of Directors as appropriate);

•	E-mail our Board of Directors (including any individual member or committee thereof) by sending an electronic message to the following address: board@amcc.com; or

•	Attend the annual meeting of stockholders and express their views in that forum.

Direct communication through these avenues allow stockholders to voice concerns about executive compensation before decisions are made, as opposed to merely voting on the results of decisions.

The proposed advisory vote could be in conflict with expected federal legislation, making adoption at this time premature and competitively harmful.

It is likely that the U.S. Congress will enact legislation in the near future requiring stockholder advisory votes on executive compensation. We believe it would be premature for us to take action at this time to implement a stockholder advisory vote procedure. If the U.S. Congress enacts such legislation, this proposal may be superseded before it could be implemented and, if we are able to implement the advisory vote, the elements of this proposed advisory vote could be inconsistent with the federal legislation or we may have implemented the proposal in a manner that is inconsistent with such federal legislation. As our compensation philosophy is to attract, retain and motivate superior talent in our executive team, if we adopt the proposed advisory vote before it is uniformly required of all of our competitors through federal legislation, it may be competitively harmful to us and could impede our ability to successfully implement our compensation philosophy. Our Board of Directors believes that our stockholders are best served by continuing to monitor the developments regarding this possible legislation before taking any action.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to our knowledge, owned beneficially as of May 31, 2009 (or such later date set forth below), more than 5% of the outstanding shares of our common stock:

	Number of	Percent of
Name and Address	Shares	Total(1)

FMR LLC and its affiliates(2)	8,485,129	12.8%
82 Devonshire Street Boston, MA 02109
Kingdom Ridge Capital Master Fund, Ltd. and its affiliates(3)	6,515,000	9.8%
81 Main Street, Suite 209 White Plains, NY 10601
Dimensional Fund Advisors LP(4)	5,502,983	8.3%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	The percentages are based on 66,240,749 shares of common stock outstanding on May 31, 2009.

(2)	According to Amendment No. 4 to Schedule 13G filed with the SEC on February 17, 2009, Fidelity Management & Research Company (“Fidelity Management”), a wholly-owned subsidiary of FMR LLC, beneficially owns 8,485,129 shares of our common stock through its role as an investment advisor to a number of investment funds. One such investment fund, Fidelity Mid Cap Stock Fund, owns 6,494,000 shares of our common stock. FMR LLC and Edward C. Johnson, III, Chairman of FMR LLC, each have sole dispositive power over 8,485,129 shares held by the funds to which Fidelity Management acts as an advisor. Members of Mr. Johnson’s family, directly and through trusts, hold 49% of the voting power of FMR LLC. Pyramis Global Advisors Trust Company (“Pyramis”), an indirectly wholly-owned subsidiary of FMR LLC, beneficially owns 475 shares of our common stock. Mr. Johnson and FMR LLC, through their control of Pyramis, each has sole dispositive power over the shares common stock beneficially owned by Pyramis.

(3)	Pursuant to a Schedule 13G filed with the SEC on February 13, 2009, Kingdom Ridge Capital Master Fund, Ltd., Kingdom Ridge Capital, LLC, and Christopher Zepf reported shared voting and dispositive power over 6,515,000 shares of our common stock as of February 13, 2009.

(4)	According to a Schedule 13G filed with the SEC on February 9, 2009, Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc.) holds investment power and voting power over these securities, but funds managed by Dimensional Fund Advisors LP have ownership of the securities.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to us as of May 31, 2009, of our common stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the 1934 Act, of each of our current directors; each of the Named Executive Officers as set forth in the Summary Compensation Table below; and all of our current directors and executive officers as a group:

	Number of	Percent of
Name(1)	Shares(2)(3)	Total(3)

Cesar Cesaratto(4)	107,209	*
Donald Colvin(5)	22,834	*
Paramesh Gopi, Ph. D.(6)	186,876	*
Paul R. Gray, Ph. D.	—	*
Niel Ransom, Ph.D.(7)	40,542	*
Fred Shlapak(8)	40,542	*
Arthur B. Stabenow(9)	183,773	*
Julie H. Sullivan, Ph.D.(10)	53,042	*
Kambiz Y. Hooshmand(11)	1,011,901	1.51%
Robert G. Gargus(12)	233,161	*
Daryn Lau	53,013	*
Roger Wendelken(13)	65,990	*
Cynthia Moreland(14)	52,983	*
All current executive officers and directors as a group (12 persons)(15)	1,078,752	1.61%

*	Less than one percent.

(1)	The address for our executive officers and directors is: c/o Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, California 94089.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(3)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days after May 31, 2009 are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are based on 66,240,749 shares of common stock outstanding on May 31, 2009.

(4)	Includes 105,209 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(5)	Includes 20,834 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(6)	Includes 186,876 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(7)	Includes 38,542 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(8)	Includes 38,542 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(9)	Includes 119,792 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(10)	Includes 51,042 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(11)	Includes 949,838 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(12)	Includes 191,526 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(13)	Includes 63,140 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(14)	Includes 52,983 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

(15)	Includes 953,344 shares of common stock issuable upon the exercise of options within 60 days of May 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2009, all Section 16(a) filing requirements applicable to our reporting persons were made timely.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of March 31, 2009:

			Number of Shares
	Number of Shares		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	6,776,000	$12.99	9,543,933
Equity compensation plans not approved by stockholders(2)(3)	2,313,867	16.25	—

Total(4)	9,089,867	13.94	9,543,933

(1)	Includes 1,142,011 shares available for future issuance under our 1998 Employee Stock Purchase Plan, or the ESPP.

(2)	Includes our 2000 Equity Incentive Plan or the 2000 Plan. See the plan description below.

(3)	We no longer issue equity awards under any of our equity incentive plans except for our 1992 Equity Incentive Plan, or the 1992 Plan.

(4)	Excludes options assumed through acquisitions in which we did not assume the related equity incentive plan; at May 31, 2009, such options to purchase 299,074 shares were outstanding with a weighted-average exercise price of $4.89 per share.

Equity Compensation Plans Not Approved by Stockholders

In March 2000, we adopted the 2000 Plan. At March 31, 2009, options and restricted stock units covering 2,313,867 shares were outstanding under the 2000 Plan.

In connection with our acquisition of JNI in October 2003, we assumed options granted under JNI’s 1997 and 1999 Stock Option Plans covering 579,574 shares of common stock, and the 444,651 shares remaining available for future grant under these plans were added to the share reserve under the 1992 Plan, a stockholder approved plan. At March 31, 2009, no shares were outstanding under the JNI plans and 8,401,922 shares were available for future grant under the 1992 Plan from the assumed JNI plans.

Our Board of Directors or a committee thereof determined eligibility, vesting schedules and exercise prices for options granted under these plans. Such options expire not more than ten years from the date of grant and are either exercisable immediately after the date of grant and subject to certain repurchase rights by us until such ownership rights have vested, or are exercisable upon vesting. Vesting generally occurs over four years, subject in certain cases to acceleration upon the occurrence of specified events. Options are granted at prices at least equal to the fair market value of our common stock on the date of grant.

Our Board of Directors or a committee thereof determined eligibility and vesting schedules for restricted stock units granted under the 2000 Plan. Each such restricted stock unit represents an unfunded right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her restricted stock units. Vesting generally occurs over two to four years, subject in certain cases to acceleration upon the occurrence of specified events.

None of these plans was required to be approved by our stockholders at the time the plan was implemented and these plans were therefore never submitted to stockholders for approval.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee (the “Committee”) is comprised entirely of individuals who qualify as independent under Nasdaq listing standards: Cesar Cesaratto, who serves as the Chairman, Fred Shlapak, Niel Ransom, Ph.D. and Arthur B. Stabenow. The Committee is governed by a charter which can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents. The Committee is responsible for overseeing all aspects of compensation for executive officers.

Our compensation program is designed to achieve the following goals:

•	Directly and substantially link executive rewards to measurable corporate and individual performance;

•	Provide competitive executive compensation opportunities to attract, retain and motivate superior talent;

•	Appropriately reward the executive team for overall company performance, which we believe will, over time, lead to shareholder value creation; and

•	Appropriately reward the executive team for executing on individual-based goals and objectives, which we believe will, over time, improve overall company performance and create value for shareholders.

We generally seek to achieve these goals by making the levels at which cash bonuses and certain equity awards are granted directly dependent upon our performance against predefined operating goals. These performance goals (with modifications as required) are presented annually to and approved by the Board of Directors in the form of the Annual Operating Plan. Each year’s Annual Operating Plan contains a “commit” performance level and a “stretch” performance level. The “commit” level represents an operational goal consisting of anticipated performance at or above the 50th percentile relative to our peer companies as well as improvement over our prior performance. It is intended to be challenging to attain. The stretch level represents an aspirational goal that is substantially more difficult to attain.

In general, the Committee believes that the better we perform relative to our peers, the greater the compensation for executives should be as, over time, superior company performance relative to our peer group should result in greater shareholder value creation. Accordingly, to achieve its objective of pay for performance, the Committee generally designs total target cash compensation (base salaries plus target bonuses) and equity compensation for executives to deliver market-median value for achievement of the “commit” level under the Annual Operating Plan, and to deliver above-market-median value for achievement of the “stretch” level under the Annual Operating Plan as well as other operating objectives.

Compensation Policies and Processes

Determining Market Compensation

The Committee sets executive compensation by reference to market survey results as well as the executive compensation reported by a group of peer companies selected by the Committee. This data is reviewed by the Committee at least once per fiscal year. The Committee relies on a range of data provided by Radford Surveys + Consulting, or Radford, as well as proxy data from the following peer companies: Adaptec, Inc., Atheros Communications, Inc., Broadcom Corporation, Exar Corporation, Integrated Device Technology, Inc., Marvell Technology Group Ltd., Mindspeed Technologies, Inc., NetLogic Microsystems, Inc., PMC-Sierra, Inc., Semtech Corporation and Standard Microsystems Corporation. For fiscal year 2009, certain peer companies changed to preserve access to publically available financial information and to better reflect our business. Peers removed from the list were Cypress Semiconductor Corporation, Freescale Semiconductor, Inc., Genesis Microchip Inc., Micrel Incorporated, and Vitesse Semiconductor Corporation. Peers added were Adaptec, Inc., Atheros Communications, Inc., NetLogic Microsystems, Inc, and Standard Microsystems Corporation. For fiscal 2009, the market survey data covered 21 companies, primarily in the semiconductor industry, with average annual revenues of $341 million. There were four companies from our peer group: Atheros Communications, PMC-Sierra, Semtech and Standard Microsystems.

In prior years, the Committee considered peer company compensation data in its determination of market practice. This year, the Committee relied solely on Radford data to determine market practice for executive compensation. The Committee felt relying on Radford alone would provide a more consistent and reliable data set. The Committee uses the peer group for evaluating company performance relative to peers. Metrics contained in the performance model are: year-over-year revenue growth, 3-year revenue growth, year-over-year change in operating margin and return on invested capital.

Determining Executive Pay

Generally

AppliedMicro executive positions are mapped by our human resources department based on the closest match to benchmark positions contained in survey data provided by Radford. Comparable market compensation ranges are then determined for such executive positions by our human resources department typically working bi-annually with Compensia, Inc., a compensation consulting firm. During fiscal 2009, executive compensation and Board of Director compensation consulting were the only services performed by Compensia for us.

As an overall long-term objective, the Committee administers our executive compensation programs so that our total executive compensation percentile ranking relative to market compensation directly correlates to our company performance compared to our peer companies’ performance. For example, if we perform at the 75th percentile relative to our peer companies, our executive officers’ compensation should also be at or near the 75th percentile relative to our peer companies, although short-term inconsistencies may occur from year to year.

Fiscal 2009

To provide a level of compensation sufficient to attract, retain and motivate capable executives, the Committee targeted base salaries for fiscal 2009 between the 50th and 75th percentile of market compensation. The Board of Directors approved a cash bonus program for fiscal 2009 which accrued bonus amounts during the first two fiscal quarters of the year. Due to negative macro-economic effects on our second-half results, the cash bonus program did not pay any amounts and all accruals were reversed.

The Committee targeted equity grants for fiscal 2009 to have a value (based on the Black-Scholes pricing model) approximating the 50th percentile of market compensation. Based on performance vesting features in certain awards, the equity awards would have approached the 75th percentile of market compensation if we had been able to achieve our stretch level financial goals in fiscal 2009 as well as achieve other operational objectives. Since we did not achieve either the stretch goals or the other objectives, the equity grants approximated the 50th percentile of market compensation.

Changes to Executive Pay

The Committee generally implements changes to executive compensation effective on or about the first day of our fiscal year, April 1. The Committee reviews company performance, individual executive performance, and market compensation conditions, taking into account internal compensation equity and our objectives relative to retaining and motivating each executive. Internal equity comparisons are performed by stack-ranking each executive using two measures — total cash and equity compensation. The rankings are evaluated to assure the end result makes sense relative to each executive’s scope of responsibilities, criticality of role to company results, contribution to company results and performance.

Exceptions to this timing include new executive hires, individuals who are newly promoted into the executive ranks, an executive given substantial additional responsibilities, or the Committee’s decision that an executive’s current compensation does not accurately reflect the individual’s role and contribution. In these cases, the Committee may review and change compensation at times other than at the beginning of our fiscal year as appropriate in its discretion.

Executive Performance Assessment

Performance of the Chief Executive Officer is assessed by the Board of Directors at its first regularly scheduled meeting of the fiscal year. The Board considers company accomplishments, relative performance versus peer companies, level of achievement of pre-established goals and objectives and leadership. The review is used to provide performance feedback and coaching as well as to determine any bonus award for the recently completed fiscal year. The Chief Executive Officer does not participate in deliberations or voting on his compensation. The fiscal 2009 performance of Kambiz Hooshmand as Chief Executive Officer was not reviewed because of Mr. Hooshmand’s scheduled departure. Goals and objectives of Paramesh Gopi, the incoming Chief Executive Officer, were reviewed by the Board of Directors during its meeting of April 29, 2009.

For executives other than the Chief Executive Officer, the Committee generally reviews with the Chief Executive Officer each executive’s performance and achievement of goals and objectives for the purpose of determining any bonus. No cash bonuses were payable for fiscal 2009; however, Dr. Gopi shared his thoughts on executive performance in a closed session with the Board.

Meetings of the Compensation Committee

The Committee generally meets in person on the day preceding each quarterly Board of Directors meeting. In addition to the quarterly meetings, the Committee meets from time to time as required, typically by telephone conference. At its invitation, the Committee is regularly joined by the Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and General Counsel. Outside advisors, such as compensation consultants or legal counsel, also attend the meetings from time to time. The Committee frequently meets in executive session, without any members of management in attendance. In addition to Committee meetings, members of the Committee confer often with company management on matters related to executive compensation.

During fiscal 2009, the Committee met four times in person and seven times in telephone conference.

Components of Compensation

The following table lists the components of compensation for our executive officers and their purposes:

Component	Purpose

Base Salary	Attraction and retention
Short-Term Cash Incentives	Incentives to focus on goals and objectives
Equity Incentives	Retention and rewards for performance
Benefits and Perquisites	Attraction and retention, productivity

Base Salary

Base salary provides a known, predictable compensation base with which to attract top talent. The Committee generally targets executive base salaries within a range of the 50th to 75th percentile relative to market compensation, on balance nearing the mid-point of the range, i.e., the 62 1/2th percentile. Where each executive is placed in the percentile range is a function of his or her performance, capabilities, and experience. The more the executive demonstrates a proven track record of success in our company or a public company of similar size and business challenge, the higher in the range the executive’s salary is set.

The Committee anticipates making market-based annual base salary increases in the future. The Committee also recognizes that market conditions relative to the supply and demand of executive talent are subject to volatility. In making its decisions on executive pay, the Committee realizes it must balance compensation philosophy and long-term plans with the practical reality of attracting and retaining top executive talent.

A salary reduction plan was implemented for fiscal 2010 in response to the significant economic challenges faced by our company as well as other companies. The schedule of reductions was tied to position, with the Chief Executive Officer experiencing a 25% reduction, 20% for the Chief Operating Officer, 15% for the Chief Financial Officer and 13% for other executives. These reductions became effective concurrent with the first full pay period in fiscal 2010.

The Committee met on April 28, 2009 to consider compensation for the incoming Chief Executive Officer. In considering his new responsibilities as Chief Executive Officer and prior accomplishments in his career, as well as market conditions, Dr. Gopi’s annual base salary was set at $370,000. This salary was significantly less than the $380,000 salary he was offered to join us as Chief Operating Officer but reflected a raise from his salary of $304,000 at the time of his promotion.

Short-Term Cash Incentives

Pay-for-performance is an essential part of our compensation philosophy. The Committee typically establishes a cash bonus program for executives driven by the achievement of company-wide goals and objectives and of individual goals and objectives.

For fiscal 2009, the pool of funds for bonuses to executive officers was designed to fund only after we achieved non-GAAP pre-tax profits of $33.7 million. Since the profit threshold was not met for fiscal 2009, no bonuses were paid to executives.

In fiscal 2009, our Vice President of World Wide Sales participated in our sales commission plan with the variable portion of his cash compensation targeted to represent approximately 55% of his base salary. Commission achievement under the sales commission plan was based on design wins (weighted at 30%) and company revenues (weighted at 70%). Additional information regarding commissions earned by him for fiscal 2009 may be found in the Summary Compensation Table.

Equity Incentives

We maintain equity award programs for executives to foster retention and reward performance. In our equity award programs, we grant stock options and restricted stock unit awards. All stock options granted by the Committee have exercise prices equal to or greater than the fair market value of our common stock on the date of grant.

In fiscal 2007, the Committee granted options that would have vested only if we had achieved in a fiscal quarter prior to April 2009 an increase in net revenues of 20% over the same quarter in the prior year and a non-GAAP pretax profit of at least 20% for that quarter. We referred to this as the “20/20 Plan.” None of the 20/20 Plan options vested, and all of them expired on March 31, 2009.

In fiscal 2008, equity awards to executives were set so that they would approximate the 50th percentile of market compensation but would have the opportunity to increase to the 75th percentile if we were to achieve certain performance goals.

•	A “performance” grant consisting of stock options that vest in equal monthly installments over four years following the date of grant but, in the event we achieved the stretch level of non-GAAP pre-tax profits under the Annual Operating Plan, vesting would have accelerated over the second year of the grant such that the grant would be fully vested 24 months after the date of grant. Because we did not achieve the stretch level of non-GAAP pre-tax profits in fiscal 2008, these options will vest on the four-year schedule described above.

•	A “special” grant consisting of stock options that would vest only if we were to achieve an overall company performance at or above the 75th percentile relative to our peer companies. The overall company performance was measured on year-over-year revenue growth, three-year revenue growth, gross margin, year-over-year operating margin change, and return on invested capital; each objective was weighted equally in determining overall company performance. If AppliedMicro’s overall performance in fiscal 2008 were to rank at or above the 75th percentile relative to the peers, the options would vest 100%; if AppliedMicro’s overall performance were to rank at or above the 62 1/2th percentile relative to the peers, the options would vest 50%; otherwise the options would expire unvested. Since we did not achieve a ranking at or above the 62 1/2th percentile, the options expired unvested.

For fiscal 2009, the Committee modified executive officer awards to emphasize retention in the face of challenging conditions. Based on our recent attrition experience and observations by Compensia, the Committee decided to award RSUs instead of stock options for fiscal 2009 and to do so with a 3-year annual vesting schedule.

In keeping with our performance-based philosophy, the Committee also awarded performance-based vesting RSUs, the “Fiscal 2009 Performance RSUs”, covering a total of 83,900 shares of common stock, to executive officers effective on May 15, 2008. After one year, these awards would have vested 50% if we had achieved overall company performance at the 62 1/2th percentile relative to our peer companies and 100% if we had achieved overall company performance at the 75th percentile relative to the peers. As the actual achievement was below 62 1/2th percentile, the fiscal 2009 Performance RSUs expired unvested.

For fiscal 2010 the Committee took an approach designed to further tie executive equity compensation to executive performance. The awards were set large enough to bring total target compensation to market average levels, so that the sum of each executive’s reduced base salary, short-term target cash incentive and equity award would approximate market-based total direct compensation. There is no cash bonus program approved for fiscal 2010.

The Committee issued three-year grants, or “EBITDA Grants”, for fiscal 2010. Vesting for the EBITDA Grants is subject to (i) AppliedMicro’s performance as measured by earnings before interest, taxes, depreciation and amortization, and (ii) individual performance, measured by the accomplishment of goals and objectives. In keeping with our performance philosophy, company performance “at plan” will allow a pool of 25% awarded shares for the year to vest, subject to individual performance, 75% to vest for “stretch” performance and 100% percent to vest to recognize extraordinary performance.

Dr. Gopi, as incoming CEO, was also awarded promotional shares in the amount of 260,000 options and 50,000 restricted stock units which, in combination with base salary and EBITDA Grants, bring his targeted total direct compensation to mid-way between the 50th and 75th percentiles. As additional incentive and to assure strong alignment with shareholder interests, Dr. Gopi was awarded 300,000 stock options for “Extraordinary Accomplishment.” These options will vest only if Company performance milestones are satisfied; otherwise they will expire unvested. The milestone schedule is as follows:

Shares	Performance Vesting Metric

75,000	Annual revenue equal to or greater than $270 million for any fiscal year from fiscal 2010 to and including fiscal 2013
75,000	Annual revenue equal to or greater than $310 million for any fiscal year from fiscal 2010 to and including fiscal 2013 or annual revenue equal to or greater than $350 million for fiscal 2014
150,000	Annual operating margin by fiscal 2013 equal to or greater than 13.5% of annual revenue

Equity Granting Process

During fiscal 2007, the Committee adopted a number of policies regarding equity award administration to executive officers.

The Committee intends generally that performance-based equity awards for executives vest over a period of at least one year, and that time-based equity awards vest over a period of at least three years. The 1992 Plan contains additional minimum vesting restrictions with respect to restricted stock awards, RSU awards and other stock awards.

For newly hired and newly promoted executive officers, stock options are granted on the second trading day following the day we publicly release our quarterly earnings following the date of hire, promotion or appointment. Refresh stock options for executive officers are granted annually on the second trading day following the day we release our fiscal fourth quarter earnings. Stock option grants are priced at not less than 100% of fair market value, as determined by the closing price of our common stock on the date of grant. RSUs are granted only on February 15th, May 15th, August 15th or November 15th (or the first business date following such date if it falls on a non-business day).

Neither stock options nor RSUs are awarded to executives during a “closed window” during which trading of our common stock by executive officers and directors is not permitted under our Insider Trading Policy. The window generally closes on the first day of the last month of the fiscal quarter and remains closed until the second trading day following the day we publicly release our quarterly earnings, but may also be closed at certain other times.

Vesting of equity awards for newly hired executive officers generally commences on the employment commencement date although the executive officers must remain employed for at least twelve months before becoming entitled to exercise or receive any portion of the award. Vesting of all other equity awards to executive officers generally commences on the grant date; however, for executive officers with fewer than twelve months of service on the grant date, the executive officer must complete at least twelve months of service before becoming entitled to exercise or receive any portion of the award.

Authority to grant equity awards to any employee resides with the Board of Directors, which has delegated such authority to the Committee. No other person has the authority to grant equity awards.

Compensation Mix

Compensation mix is the result of setting each compensation element relative to market compensation targets at various levels of company performance. Therefore, the compensation mix may change from time to time depending on our performance.

The Committee examines compensation mix figures to assure the result of setting individual compensation components to market benchmarks makes sense overall. The following table shows the mix of base salary, short-term cash incentive and equity incentive compensation for fiscal 2009 for each of the named Executive Officers set forth in the Summary Compensation Table below:

	Kambiz Y.	Paramesh	Robert G.	Daryn	Roger	Cynthia
	Hooshmand	Gopi	Gargus	Lau	Wendelken	Moreland	Total	Percent

Base salary(1)	$460,000	$380,000	$300,000	$275,000	$250,000	$250,000	$1,915,000	24.7%
Short-term cash incentives(2) As a percentage of base salary	90%	50%	50%	50%	55%	37%
In dollars	414,000	190,000	150,000	137,500	137,500	92,500	1,121,500	14.5
Equity awards(3)	1,223,100	1,813,045	543,600	434,880	434,880	258,210	4,707,715	60.8

Total target compensation	$2,097,100	$2,383,045	$993,600	$847,380	$822,380	$600,710	$7,744,215	100.0%

(1)	Base salary as of March 31, 2009.

(2)	The amounts shown are target amounts. No bonuses were paid to executive officers for fiscal 2009 services.

(3)	All stock option awards for fiscal 2009 are valued using the Black-Scholes pricing model at the time of grant. RSUs are valued using the fair market value of the underlying shares of common stock on the date of grant. Awards are subject to vesting, either performance-based or time-based, which makes receipt of the underlying shares of AppliedMicro common stock uncertain.

Benefits and Perquisites

We offer a package of benefits and perquisites designed to:

•	Be market-competitive, allowing us to attract and retain talent;

•	Provide security and convenience for executives allowing them to focus their energies on our business;

•	Take full advantage of tax regulations designed to encourage certain types of benefits; and

•	Provide an opportunity for rest and relaxation allowing our employees to re-engage in our business with renewed energy and enthusiasm.

In establishing market benefit programs, we rely upon surveys of benefit practices published by Radford as well as advice from our insurance brokers.

Benefits Available to Executive Officers

The following benefits are available to our executive officers (in addition to benefits that are generally available to all of our employees):

Relocation and Housing Assistance — while allowances and reimbursements are generally available to all employees, the average amount of this benefit for executives tends to be substantially larger than for other employees. As a general guideline, executive relocation assistance is intended to neutralize as much of the executive’s out-of-pocket relocation expense as is feasible. No executives were relocated during fiscal 2009.

Executive Medical Reimbursement Plan — executive officers receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence.

Supplemental Disability Insurance — executives are provided with additional coverage in the case of a disability to supplement their pay up to the 60% level and not be subject to a benefit cap of $10,000 per month that applies to other employees.

Business Travel Accident Insurance — the cap on this benefit for executive officers is $1,000,000 versus a cap of $500,000 that applies to other employees.

Retiree Medical Benefits — executives and eligible family members of executives who retire may continue on our medical and dental plans to age 65. In order to qualify for retiree medical benefits, the executive must be at least 40 years of age and have provided a minimum of four years of service to us. Premiums are paid by the former executive.

Annual Physical Examination — executives are entitled to an annual comprehensive medical evaluation by a medical provider of their choice.

Additional Life Insurance — Kambiz Y. Hooshmand, our former President and Chief Executive Officer, was provided with an additional term life insurance policy with a death benefit of $2,000,000. Mr. Hooshmand is the policy owner with the ability to name his beneficiary. The last premium payment by AppliedMicro occurred in September 2008. The policy renews in September 2009, at which time Mr. Hooshmand will have the choice of paying ongoing premiums himself or allowing the policy to lapse.

Non-qualified Deferred Compensation Plan — executives may defer up to 85% of their base salary and up to 100% of cash incentive compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not contribute to the plan. For additional information, see “Non-qualified Deferred Compensation” below.

Other Benefits — from time to time, we may provide certain other benefits to executives that are intended to enhance the executive’s productivity or health and do not present material incremental costs to us. For example, we provide our executives with incidental snack foods for their convenience, and Mr. Hooshmand occasionally used a small portion of his company-provided administrative assistant’s available time to handle personal matters to allow him to efficiently focus his efforts on his work responsibilities.

Severance Benefits

On September 19, 2007, the Committee approved the Executive Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible executives if they are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur within 12 months following a change in control (as defined in the Severance Plan). For additional information, see “Potential Payments upon Termination or Change in Control” below.

Tax and Accounting Considerations

Effects of Section 162(m)

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the corporation’s principal executive officer and the corporation’s three most highly compensated executive officers other than the principal executive officer or the principal financial officer, unless such compensation meets the requirements for “performance based compensation.” As the cash compensation paid by us to each of our executives for fiscal 2009 was below $1 million and the Committee believes that options and RSUs granted under our 1992 Plan to our executives meet the requirements for qualifying as performance based compensation, except for the EBITDA Grants as discussed below, the Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Committee’s policy to qualify to the extent reasonable our executive officer compensation for deductibility under applicable tax law.

We may, from time to time, pay compensation to our officers that may not be deductible. EBITDA Grants will not qualify for Section 162(m) because of the individual performance vesting component. AppliedMicro does not anticipate exceeding Section 162(m) limitations unless there is an increase in the stock price. The Committee and AppliedMicro feel the individual performance component provided by the EBITDA Grants outweighs some amount of tax deductibility.

Financial Restatement

The Committee may seek, as appropriate and to the extent permitted by governing law, to recover any cash or equity-based incentive compensation paid to an executive officer where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of our financial statements.

Summary Compensation Table

The following table provides certain information concerning the compensation earned by each of the following individuals (the “Named Executive Officers”): our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our three other most highly compensated executive officers as of March 31, 2009; and one of our former executive officers.

					Non-Equity
			Option	Stock	Incentive Plan	All Other
	Fiscal	Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)

Kambiz Y. Hooshmand(4)	2009	440,538	1,816,847 (5)	815,400 (6)	—	12,430	(7)	3,085,215
President and	2008	457,688	1,631,770	—	—	17,360	(8)	2,106,818
Chief Executive Officer	2007	400,000	1,939,798	—	300,000	3,108	(9)	2,642,906
Paramesh Gopi, Ph.D.(10)	2009	261,615	310,076	—	87,500	4,000	(11)	663,191
Senior Vice President and Chief Operating Officer
Robert G. Gargus	2009	300,000	234,896	158,860	—	2,000	(12)	695,756
Senior Vice President and	2008	298,077	330,085	—	—	2,000	(13)	630,162
Chief Financial Officer	2007	250,000	366,169	—	121,700	4,962	(14)	742,831
Daryn Lau(15)	2009	153,281	12,118	256,154	—	137,500	(16)	559,053
Senior Vice President,	2008	271,538	342,983	—	—	2,529	(17)	617,050
Corporate Marketing and	2007	260,000	377,504	—	119,800	1,000	(18)	758,304
Business Development
Roger Wendelken(19)	2009	249,365	98,345	127,088	—	115,314	(20)	590,112
Vice President,	2008	234,423	132,683	—	—	157,219	(21)	524,325
World Wide Sales
Cynthia Moreland	2009	250,000	67,138	75,459	—	—		392,597
Vice President, General Counsel and Secretary

(1)	The amounts shown represent the compensation expense recognized by us in the applicable fiscal year in accordance with SFAS No. 123(R) for stock options granted to the Named Executive. We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2009 Annual Report on Form 10-K. Amounts reported do not incorporate forfeiture estimates.

(2)	The amount shown represents the compensation expense recognized by us in fiscal 2009 in accordance with SFAS No. 123(R) for restricted stock units granted to the Named Executive Officer during fiscal 2009.

(3)	The amounts shown consist of bonus payments under our cash bonus plan for executives.

(4)	Mr. Hooshmand’s termination of employment occurred on May 12, 2009.

(5)	The amount shown includes $511,661 in compensation expense recognized by us in fiscal 2009 with respect to the acceleration of vesting of stock options pursuant to the terms of our Executive Severance Benefit Plan upon the termination of Mr. Hooshmand’s employment after fiscal 2009.

(6)	The amount shown includes $457,964 in compensation expense recognized by us in fiscal 2009 with respect to the acceleration of vesting of RSUs pursuant to the terms of our Executive Severance Benefit Plan upon the termination of Mr. Hooshmand’s employment after fiscal 2009.

(7)	The amount shown consists of a 401(k) matching contribution of $2,000, disability insurance premiums of $4,724, executive medical reimbursements of $5,373 and incidental snack foods valued at $333.

(8)	The amount shown consists of a 401(k) matching contribution of $2,000, disability insurance premiums of $4,724, executive medical reimbursements of $9,394, incidental snack foods valued at $172 and supplemental life insurance premiums of $1,070.

(9)	The amount shown consists of a 401(k) matching contribution of $2,038 and supplemental life insurance premiums of $1,070.

(10)	Dr. Gopi became our President and Chief Executive Officer on May 13, 2009.

(11)	The amount shown consists of a 401(k) matching contribution of $4,000.

(12)	The amount shown consists of a 401(k) matching contribution of $2,000.

(13)	The amount shown consists of a 401(k) matching contribution of $2,000.

(14)	The amount shown consists of a 401(k) matching contribution of $4,000 and a cash-out of accrued holiday time of $962.

(15)	Mr. Lau’s termination of employment occurred on September 12, 2008.

(16)	The amount shown consists of $137,500 severance pay.

(17)	The amount shown consists of a 401(k) matching contribution of $2,529.

(18)	The amount shown consists of a cash-out of accrued holiday time.

(19)	Mr. Wendelken’s termination of employment occurred on June 5, 2009.

(20)	The amount shown consists of a 401(k) matching contribution of $3,096 and commissions earned during the period of $112,218.

(21)	The amount shown consists of a 401(k) matching contribution of $904, disability insurance premiums of $407, executive medical reimbursements of $25,458 and commissions earned during the period of $130,450.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the Named Executive Officers during the fiscal year ended March 31, 2009:

				All Other	All Other
				Option	Restricted
				Awards;	Stock Awards;		Grant Date
				Number of	Number of	Exercise or	Fair Value
				Securities	Securities	Base Price	of Stock
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)		Underlying	Underlying	of Option	and Option
		Threshold	Maximum	Options	RSUs	Awards	Awards(2)
Name	Grant Date	(#)	(#)	(#)	(#)	($/Sh)	($)

Kambiz Y. Hooshmand	5/15/2008	—	—	—	135,000	9.06	1,223,100
	5/15/2008	13,500	27,000	—	—	9.06	244,620
Paramesh Gopi, Ph. D.	8/1/2008	—	—	650,000 (3)	—	7.67	1,813,045
Robert G. Gargus	5/15/2008	—	—	—	60,000	9.06	543,600
	5/15/2008	6,000	12,000	—	—	9.06	108,720
Daryn Lau	5/15/2008	—	—	—	48,000	9.06	434,880
	5/15/2008	4,800	9,600	—	—	9.06	86,976
Roger Wendelken	5/15/2008	—	—	—	48,000	9.06	434,880
	5/15/2008	4,800	9,600	—	—	9.06	86,976
Cynthia Moreland	5/15/2008	—	—	—	28,500	9.06	258,210
	5/15/2008	2,850	5,700	—	—	9.06	51,642

(1)	The amounts represent the threshold and maximum number of shares subject to the Fiscal 2009 Performance RSUs.

(2)	The amounts shown represent the full grant date fair value of each stock option and restricted stock unit award reported in this column, as calculated under SFAS No. 123(R). We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2009 Annual Report on Form 10-K.

(3)	Represents a stock option granted under the 1992 Plan with an 8 year term. Twenty-five percent will vest one year from the date of hire and 1/48th will vest monthly thereafter.

Employment Agreements

In March 2005, we entered into a letter agreement with Mr. Hooshmand, pursuant to which Mr. Hooshmand served as our President and Chief Executive Officer. Under the agreement, Mr. Hooshmand received a base salary for fiscal year 2009 at an annual rate of $460,000. The agreement also provided that Mr. Hooshmand was eligible to participate in any annual bonus program that the Committee may establish and to receive other benefits commensurate with those offered to our other executive officers. Mr. Hooshmand participated in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan. We also paid for a supplemental term life insurance policy with a face value of $2 million for the benefit of Mr. Hooshmand’s designated beneficiary.

The agreement provided for the reimbursement of Mr. Hooshmand’s relocation and temporary living expenses (including tax reimbursement for any taxable income realized upon such reimbursement). In February 2006, the agreement was amended to provide, in lieu of the reimbursement of up to $160,000 in closing costs relating to the purchase of his primary residence, a one-time payment of approximately $317,000 to be used by him exclusively for the purchase of a residence in the San Diego area and to cover the related federal, state or local taxes payable by Mr. Hooshmand. The amendment further provided that in the event Mr. Hooshmand voluntarily left his employment with us, or was terminated by us for “cause” (as defined in the agreement), during the 18-month period following the initial disbursement of the payment, then Mr. Hooshmand would have been required to reimburse us for the full amount of the payment.

In May 2008, we entered into a letter agreement with Dr. Paramesh Gopi, pursuant to which Dr. Gopi initially served as our Chief Operating Officer. The agreement provided for an annual base salary of $380,000, an option to purchase 650,000 shares of stock, a one-time hiring bonus of $87,500 and an annual bonus of $190,000 prorated based on Dr. Gopi’s actual service during fiscal 2009. Dr. Gopi became our President and Chief Executive Officer in May 2009, after the end of fiscal 2009. After the salary reduction program implemented for fiscal 2010 and an increase due to Dr. Gopi’s promotion, Dr. Gopi receives a current base salary at an annual rate of $370,000. The agreement also provides that Dr. Gopi is eligible to participate in our executive severance benefit plan. Dr. Gopi participates in our standard medical, dental and life insurance benefits, 401(k) plan and our deferred compensation plan.

In May 2006, we entered into an agreement with Roger Wendelken, pursuant to which Mr. Wendelken served as our Vice President of World Wide Sales. Under this agreement Mr. Wendelken received a base salary at an annual rate of $250,000. The agreement also provided that Mr. Wendelken would be eligible to receive commissions on sales under our sales compensation plan with a commission target equal to approximately 55% of his base salary. Mr. Wendelken’s employment with us terminated on June 5, 2009.

Potential Payments Upon Termination or Change in Control

On September 19, 2007, the Committee adopted the Executive Severance Benefit Plan. The purpose of the Severance Plan is to provide for the payment of severance benefits to certain eligible executives in the event they are subject to qualifying employment terminations, and additional benefits if such qualifying employment terminations occur in connection with a change in control. A qualifying termination includes an involuntary termination without cause or resignation for good reason. For such purposes, good reason includes a resignation due to a material reduction in base salary, duties or responsibilities, or an increase in the one-way driving distance to the place of work by more than 50 miles. The Severance Plan provides the following benefits to participants:

•	cash severance benefits;

•	health severance benefits;

•	option vesting acceleration benefits;

•	an option exercise period extension ; and

•	RSU vesting acceleration benefit.

Cash Severance Benefits

In the case of a covered termination that does not qualify as a change in control termination, the Chief Executive Officer will receive a lump sum payment equal to 18 months of base salary, the Chief Operating Officer and Chief Financial Officer will each receive a lump sum payment equal to 12 months of base salary, and other eligible executives will receive a lump sum payment equal to two months per completed year of service, up to a maximum of six months of base salary. The Chief Executive Officer will also receive a lump sum payment equal to his target bonus amount under our annual bonus plan, prorated for the number of days of employment during the fiscal year in which his employment terminated. In the case of a covered termination that occurs within one month prior or 11 months following a change in control, or a change in control termination, the Chief Executive Officer will receive a lump sum payment equal to 24 months of base salary, the Chief Operating Officer and Chief Financial Officer will each receive a lump sum payment equal to 18 months of base salary, and other eligible executives will receive a lump sum payment equal to 12 months of base salary. The Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will also receive an amount equal to his target bonus amount under our annual bonus plan.

Health Severance Benefits

Eligible executives will continue to receive medical, dental, or vision plan coverage for a period of months following covered terminations. In the case of a covered termination that does not qualify as a change in control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 18 months; for the Chief Operating Officer and Chief Financial Officer, 12 months; for other eligible executives, two months per completed year of service, up to a maximum of six months. In the case of a change in control termination, executives will receive continued health severance benefits for the following periods: for the Chief Executive Officer, 24 months; for the Chief Operating Officer and Chief Financial Officer, 12 months; for other eligible executives, six months.

Option Vesting Acceleration Benefits

In the case of a covered termination that is not a change in control termination, the next 24 monthly time-based vesting installments of the Chief Executive Officer’s options will vest and the next 12 monthly time-based vesting installments of the Chief Operating Officer’s and Chief Financial Officer’s options will vest.

In the case of a change in control termination, the remainder of all vesting installments, whether time-based or performance-based, of the Chief Executive Officer’s, Chief Operating Officer’s and Chief Financial Officer’s options will vest, and the next 12 monthly time-based vesting installments of all other eligible executives’ options will vest.

Option Exercise Period Extension

In the case of a covered termination that is not a change in control termination or in the case of a change in control termination, the Chief Executive Officer will have 24 months to exercise his vested stock options and the Chief Operating Officer and Chief Financial Officer will each have 15 months to exercise his vested stock options. In the case of a change in control termination, other eligible executives will have 12 months to exercise their vested stock options.

RSU Vesting Acceleration Benefit

In the case of a covered termination that is not a change in control termination, the Chief Executive Officer will vest the next eight quarterly time-based vesting installments of his RSUs and the Chief Operating Officer and Chief Financial Officer will each vest the next four quarterly time-based vesting installments of their RSUs. In the case of a change in control termination, the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer will vest the remainder of all vesting installments of their RSUs, whether time-based or performance-based, and other eligible executives will vest the next four quarterly time-based vesting installments of their RSUs.

Severance and Change-In-Control Benefits Table

The following tables summarize the potential severance and change-in-control payments payable to the Named Executive Officers assuming their employment was terminated under the circumstances described above as of March 31, 2009:

Severance Benefits not in Connection with a Change in Control

	Base		Value of	Value of	Total
	Salary	Bonus	Employee	Accelerated	Potential
Executive	Component(1)	Component	Benefits(2)	Vesting(3)	Value

Kambiz Y. Hooshmand(4)	$690,000	$414,000	$30,034	$437,400	$1,571,434
Paramesh Gopi, Ph.D.	380,000	—	15,703	—	395,703
Robert G. Gargus	300,000	—	16,908	97,200	414,108
Daryn Lau(5)	137,500	—	—	65,760	203,260
Roger Wendelken	121,250	—	4,881	—	126,131
Cynthia Moreland	125,000	—	5,531	—	130,531

Severance Benefits in Connection with Change in Control

	Base		Value of	Value of	Total
	Salary	Bonus	Employee	Accelerated	Potential
Executive	Component(1)	Component	Benefits(2)	Vesting(3)	Value

Kambiz Y. Hooshmand(4)	$920,000	$414,000	$40,045	$787,320	$2,161,365
Paramesh Gopi, Ph. D	570,000	190,000	15,703	—	775,703
Robert G. Gargus	450,000	150,000	16,908	349,920	966,828
Daryn Lau(5)	—	—	—	—	—
Roger Wendelken	250,000	—	5,032	77,760	332,792
Cynthia Moreland	250,000	—	5,531	46,170	301,701

(1)	The amount shown is based on salary effective March 31, 2009.

(2)	The amount shown is based on COBRA Premium rates at most recent plan elections and family coverage categories.

(3)	The only option grants held by the Named Executive Officers that were subject to accelerated vesting were “out-of-the-money” stock options. Restricted stock unit awards were valued at $4.86, the closing price of our common stock on Nasdaq on March 31, 2009.

(4)	Mr. Hooshmand resigned as our President and Chief Executive Officer and as a member of our Board of Directors effective May 12, 2009.

(5)	Mr. Lau resigned effective September 12, 2008 and received accelerated vesting on RSUs. The amounts shown represent actual benefits paid to Mr. Lau upon his resignation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2009:

	OPTION AWARDS					STOCK AWARDS
									Equity
			Equity					Equity	Incentive Plan
			Incentive					Incentive Plan	Awards:
			Plan					Awards:	Market or
			Awards:					Number of	Payout Value
	Number of	Number of	Number of			Number of	Market Value	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	or Units	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options —	Options —	Unearned	Exercise	Option	Have not	That Have	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	(#)

Kambiz Y. Hooshmand	33,315	39,372	—	12.16	5/2/2015	—	—	—	—
	33,315	39,372	—	12.16	5/2/2015	—	—	—	—
	68,359	25,391	—	14.68	4/27/2016	—	—	—	—
	34,180	12,695	—	16.15	4/27/2016	—	—	—	—
	—	—	93,750 (2)	14.68	3/30/2009	—	—	—	—
	34,180	12,695	—	14.68	4/27/2016	—	—	—	—
	—	—	31,250 (3)	11.92	6/1/2015	—	—	—	—
	550,000	—	—	12.84	3/20/2015	—	—	—	—
	137,500	—	—	14.12	3/20/2015	—	—	—	—
	—	—	—	—	—	135,000	1,223,100	—	—
	—	—	—	—	—	—	—	27,000 (4)	244,620
Paramesh Gopi, Ph. D.	—	650,000	—	7.67	7/31/2016	—	—	—	—
Robert G. Gargus	13,240	15,647	—	12.16	5/2/2015	—	—	—	—
	13,240	15,647	—	12.16	5/2/2015	—	—	—	—
	13,672	5,078	—	14.68	4/27/2016	—	—	—	—
	13,672	5,078	—	16.15	4/27/2016	—	—	—	—
	21,419	7,956	—	14.68	4/27/2016	—	—	—	—
	10,709	3,978	—	16.15	4/27/2016	—	—	—	—
	—	—	29,375 (2)	14.68	4/27/2016	—	—	—	—
	10,709	3,978	—	14.68	4/27/2016	—	—	—	—
	50,075	8,550	—	11.28	10/9/2015	—	—	—	—
	24,664	4,211	—	12.41	10/9/2015	—	—	—	—
	—	—	—	—	—	60,000	543,600	—	—
	—	—	—	—	—	—	—	12,000 (4)	108,720
Daryn Lau(5)	—	—	—	—	—	—	—	—	—
Roger Wendelken	6,617	7,820	—	12.16	5/2/2015	—	—	—	—
	6,617	7,820	—	12.16	5/2/2015	—	—	—	—
	—	—	17,500 (2)	14.64	3/30/2009	—	—	—	—
	12,396	5,104	—	14.64	5/7/2016	—	—	—	—
	15,052	6,198	—	14.64	5/7/2016	—	—	—	—
	15,052	6,198	—	16.10	5/7/2016	—	—	—	—
	—	—	—	—	—	48,000	434,880	—	—
	—	—	—	—	—	—	—	9,600 (4)	86,976
Cynthia Moreland	6,617	7,820	—	12.16	5/2/2015	—	—	—	—
	6,617	7,820	—	12.16	5/2/2015	—	—	—	—
	1,823	677	—	14.68	4/27/2016	—	—	—	—
	1,823	677	—	16.15	4/27/2016	—	—	—	—
	8,203	3,047	—	14.68	4/27/2016	—	—	—	—
	11,250	—	—	14.68	4/27/2016	—	—	—	—
	4,102	1,523	—	16.15	4/27/2016	—	—	—	—
	4,102	1,523	—	14.68	4/27/2016	—	—	—	—
	13,750	1,250	—	12.32	7/24/2015	—	—	—	—
	—	—	—	—	—	28,500	258,210	—	—
	—	—	—	—	—	—	—	5,700 (4)	51,642

(1)	Unless otherwise indicated, the stock option vests in equal monthly installments over four years following the date of grant. Restricted stock units vest in equal quarterly installments over four years following the date of grant.

(2)	The stock option vests only if we are able to achieve, prior to fiscal year 2010, specified revenue and pre-tax profit targets. If such targets are not achieved in any fiscal quarter before fiscal 2010, the stock option will expire.

(3)	Performance stock option goals achieved for 50% vesting.

(4)	Represents performance-based vesting restricted stock units, granted effective May 15, 2008, which would have vested only if we had achieved overall company performance at the 62 1/2th percentile relative to our peer companies. As the actual achievement was below the 62 1/2th percentile, the Compensation Committee directed that these grants expire unvested on March 31, 2009.

(5)	Mr. Lau resigned effective September 12, 2008 and his options and RSUs have expired.

Option Exercises and Stock Vested

The following table provides information regarding shares of our common stock acquired by the Named Executive Officers pursuant to exercises of stock options or the vesting of stock awards during the fiscal year ended March 31, 2009:

	Option Awards		Restricted Stock Unit Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Kambiz Y. Hooshmand	—	—	—	—
Paramesh Gopi, Ph.D.	—	—	—	—
Robert G. Gargus	—	—	—	—
Daryn Lau	—	—	16,000	65,760
Roger Wendelken	—	—	—	—
Cynthia Moreland	—	—	—	—

(1)	The value realized on exercise is calculated by multiplying the excess of the market price of our common stock at exercise over the exercise price for the stock options by the number of shares acquired upon exercise.

(2)	The value realized on vesting is calculated by multiplying the market price of our common stock at vesting by the number of shares acquired upon vesting.

Non-qualified Deferred Compensation

The following table provides, for the fiscal year ended March 31, 2009, information with respect to our non-qualified deferred compensation plan as it relates to the Named Executive Officers:

	Executive	Aggregate	Aggregate
	Contributions	Earnings	Balance
	in Last FY(1)	in Last FY (2)	at Last FYE
Name	($)	($)	($)

Kambiz Y. Hooshmand	211,423	(202,372)	613,456	(3)
Paramesh Gopi, Ph. D.	74,538	(8,167)	66,371
Robert G. Gargus	—	(39,956)	91,034	(4)
Daryn Lau	35,676	(210,645)	312,465	(5)
Roger Wendelken	—	—	—	(4)
Cynthia Moreland	—	—	—	(4)

(1)	Amounts shown are reported in their entirety in the Summary Compensation Table.

(2)	Amounts shown are not reported in the Summary Compensation Table as they do not consist of above-market or preferential earnings.

(3)	$376,538 of this amount was reported in the Summary Compensation Table for the previous year.

(4)	Mr. Gargus, Ms. Moreland, and Mr. Wendelken did not defer compensation under this plan in fiscal year 2009.

(5)	$215,170 of this amount was reported in the Summary Compensation Table for the previous year.

We permit select employees to defer up to 85% of their base salary and up to 100% of cash incentive compensation otherwise payable each year under a non-qualified deferred compensation plan. We do not match or otherwise augment the deferral amounts, which are carried as a liability on our financial statements. Each participant has a bookkeeping account in the plan. During fiscal year 2009, we cancelled corporate owned life insurance used to finance the plan and transferred participant account balances to T. Rowe Price where participants may choose among a menu of investment options that are similar to those offered under our 401(k) Plan. The deferred amount plus earnings is the benefit to which an employee is entitled upon termination of employment by reason of death, disability, change in control, retirement or other termination. Employees may also receive a distribution upon a showing of financial hardship. However, there were no withdrawals or distributions during the fiscal year ended March 31, 2009. Payments to key employees may not be made sooner than six months after termination except on account of death or disability.

Director Compensation

The following table provides information concerning the compensation earned by our non-employee directors for the fiscal year ended March 31, 2009:

	Fees Earned
	or Paid	Option		Stock
	in Cash	Awards(1)		Awards(1)	Total
Name	($)	($)		($)	($)

Cesar Cesaratto	84,500	31,215	(2)	15,063	130,778
Donald Colvin	44,500	49,917	(3)	15,063	109,480
Niel Ransom, Ph.D.	57,500	73,255	(4)	15,063	145,818
Fred Shlapak	56,500	60,622	(5)	15,063	132,185
Arthur B. Stabenow	74,000	23,191	(6)	15,063	112,254
Julie H. Sullivan, Ph.D.	61,500	23,191	(7)	15,063	99,754

(1)	The amounts shown represent the compensation expense recognized by us in fiscal 2009 for stock options and RSUs granted to the non-employee directors during fiscal 2009 and in prior years that continued to vest during fiscal 2009, in accordance with SFAS No. 123(R). We use the Black-Scholes pricing model to calculate stock-based compensation expense under SFAS No. 123(R). For more information regarding the assumptions used in determining compensation expense under SFAS No. 123(R), see note 1 to our consolidated financial statements included in our fiscal 2009 Annual Report on Form 10-K.

(2)	As of March 31, 2009 Mr. Cesaratto had outstanding options to purchase 103,750 shares of common stock.

(3)	As of March 31, 2009 Mr. Colvin had outstanding options to purchase 25,000 shares of common stock.

(4)	As of March 31, 2009 Dr. Ransom had outstanding options to purchase 37,500 shares of common stock.

(5)	As of March 31, 2009 Mr. Shlapak had outstanding options to purchase 37,500 shares of common stock.

(6)	As of March 31, 2009 Mr. Stabenow had outstanding options to purchase 118,750 shares of common stock.

(7)	As of March 31, 2009 Dr. Sullivan had outstanding options to purchase 50,000 shares of common stock.

The following table sets forth the full grant date fair value of each stock option award and RSU award granted during the last fiscal year, as calculated under SFAS No. 123(R):

		Number of Shares	Grant Date	Number of	Grant Date Fair
		Underlying	Fair Value of	Underlying	Value of Restricted
	Grant Date of	Option Award	Option Award	Restricted Stock	Stock Unit Award
Name	Option Award	(#)	($)	Unit Award (#)	($)

Cesar Cesaratto	5/5/2008	6,250	18,800	—	—
	5/5/2008	2,500	7,520	—	—
	5/15/2008	—	—	2,000	18,120
Donald Colvin	5/5/2008	6,250	18,800	—	—
	5/15/2008	—	—	2,000	18,120
Niel Ransom, Ph.D.	5/5/2008	6,250	18,800	—	—
	5/15/2008	—	—	2,000	18,120
Fred Shlapak	5/5/2008	6,250	18,800	—	—
	5/15/2008	—	—	2,000	18,120
Arthur B. Stabenow	5/5/2008	6,250	18,800	—	—
	5/15/2008	—	—	2,000	18,120
Julie H. Sullivan, Ph.D.	5/5/2008	6,250	18,800	—	—
	5/15/2008	—	—	2,000	18,120

Director Compensation Policies and Processes

Compensation for our non-employee directors is reviewed yearly by our Governance and Nominating Committee, which presents market data and recommendations to the full Board of Directors for approval. The Governance and Nominating Committee met in August 2008 to review market data prepared by Compensia as well as the 2008 Director Compensation Report published by the National Association of Corporate Directors.

There was a motion, approved by the Board, to increase RSUs for ongoing Directors to 3,000 shares from 2,000 shares. This change was rescinded at the Board meeting held in January 2009 as the Board felt it was inappropriate to increase Director compensation while AppliedMicro was facing economic challenges.

Stock ownership guidelines for non-employee directors require that by April 1, 2011 (or for any director first elected to the Board of Directors after April 1, 2008, by the third anniversary of such director’s initial election to the Board), each non-employee director own not less than 6,000 shares of our common stock.

The following is a summary of our current non-employee director compensation:

Board of Directors annual retainer:  $12,000

Chairman of the Board annual retainer:  $24,000

Audit Committee Chair annual retainer:  $16,000

Compensation Committee and Governance & Nominating Committee Chair annual retainer: $12,000

Committee Member annual retainer:  $8,000

Meeting fees:  $2,000 per Board of Directors meeting attended and $500 per telephonic Board of Directors meeting attended, $1,000 per Committee meeting attended and $500 per telephonic Committee meeting attended.

Additional fees:  We have also authorized payment of (i) an annual retainer of $12,000 to members of our Technical Advisory Board Committee who are non-employee directors; (ii) a fee of $500 per meeting attended by members of our Enterprise Risk Management Committee who are non-employee directors and (iii) a fee of $1,000 per meeting attended by the chairman of our Compensation Committee with our independent compensation consultant.

Expenses:  Reasonable travel-related expenses are reimbursed for attendance at Board and Committee meetings.

Stock Options and Restricted Stock Units:  Each person who becomes a non-employee director is granted RSUs covering 6,250 shares on the first regularly scheduled RSU grant date after the person first becomes a non-employee director unless our trading window is closed under our insider trading policy, in which case such award of RSUs is granted on the first regularly scheduled RSU grant date day our trading window is open following the date the individual first becomes a non-employee director. RSUs granted upon initial election to the Board vest in 12 equal quarterly installments following the date the director is first elected so that the RSU is fully vested in three years.

On the second day following our release of earnings for each fiscal year, each non-employee director is granted an option to purchase 6,250 shares of common stock if on such date, he or she has served on our Board for at least six months. The Chairman of the Board is granted an additional option to purchase 2,500 shares of common stock on such date. The exercise price of each stock option granted is equal to the fair market value of one share of common stock on the date of grant. In addition, each continuing non-employee director receives RSUs covering 2,000 shares on the first regularly scheduled RSU grant date following the release of earnings for the fiscal year. Options granted to our continuing non-employee directors vest in 12 equal monthly installments following the date of grant. RSUs granted to our continuing non-employee directors vest in their entirety one year following the date of grant.

In the event of a dissolution or liquidation, a sale of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the options will fully vest and either:

•	the director will be given a reasonable time within which to exercise the option, including as to any otherwise unvested shares, prior to the effectiveness of such event after which the option will terminate, or

•	the director will be given the right to exercise the option, including as to any otherwise unvested shares, for an equivalent number of shares of stock of the acquiring or surviving corporation.

CERTAIN TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related-Person Transactions

The Charter of our Audit Committee requires that members of the Audit Committee, all of whom are independent directors, review and approve every related-person transaction that must be disclosed by us pursuant to Item 404(a) of Regulation S-K of the SEC. A related-person transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest: any of our executive officers, directors, nominees for director, or more than 5% stockholders, including any of their immediate family members as defined in Item 404(a) of Regulation S-K of the SEC.

In addition, our Audit Committee is responsible for reviewing our management’s efforts to monitor compliance with our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our employees, officers and directors are expected to avoid influences that conflict with our best interests or that might deprive us of their undivided loyalty in business dealings, such as related-person transactions, unless specifically authorized as described in the Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics can be found in the Investor Relations section of our corporate website, http://www.appliedmicro.com, under Corporate Governance — Essential Governance Documents.

Related-Person Transactions During Fiscal 2009

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are AppliedMicro stockholders will be “householding” our proxy materials, including the Notice. A single Notice and, if applicable, a single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, other proxy materials, please notify your broker, or if you are holding a physical stock certificate, direct your written or oral request to Computershare Trust Company, 250 Royall Street, Canton, MA 02021, telephone number (312) 588-4143. You may also direct a written or oral request for the separate Notice and, if applicable, other proxy materials to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089, telephone number (408) 542-8600. Upon receipt of a written or oral request as set forth above, we will promptly deliver to you a separate Notice and if applicable, other proxy materials. Stockholders who currently receive multiple copies of the Notice and, if applicable, other proxy materials at their address and would like to request “householding” of their communications should contact their broker or Computershare Investor Services.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the fiscal year ended March 31, 2009, which contains important information about us and our business, financial condition and results of operations.

Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.

A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2009 is available without charge upon written request to: Investor Relations, Applied Micro Circuits Corporation, 215 Moffett Park Drive, Sunnyvale, CA 94089 or is available on line at http://www.appliedmicro.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Cynthia J. Moreland
Secretary

July 7, 2009

215 MOFFETT PARK DRIVE
SUNNYVALE, CA 94089
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Applied Micro Circuits Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Applied Micro Circuits Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M157054-P82622	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APPLIED MICRO CIRCUITS CORPORATION THE GOVERNANCE AND NOMINATING COMMITTEE RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	To elect as Directors of Applied Micro Circuits Corporation the nominees listed below.

Nominees:
01)	Cesar Cesaratto	05)	Fred Shlapak
02)	Donald Colvin	06)	Arthur B. Stabenow
03)	Paramesh Gopi, Ph.D.	07)	Julie H. Sullivan, Ph.D.
04)	Paul R. Gray, Ph.D.

THE AUDIT COMMITTEE RECOMMENDS A VOTE FOR PROPOSAL 2		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3

3.	To approve the stockholder proposal relating to a stockholder advisory vote on executive compensation, if properly presented at the annual meeting.	☐	☐	☐

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the accompanying proxy statement. The record date for the annual meeting is June 22, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement/10K Combo and Annual Report are available at www.proxyvote.com.

M15705-P82622

APPLIED MICRO CIRCUITS CORPORATION
PROXY CARD
           The Annual Meeting of Stockholders of Applied Micro Circuits Corporation, a Delaware Corporation (the “Company”), will be held at the Company’s corporate headquarters located at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, August 18, 2009, at 10:00 a.m., local time, for the purposes stated on the reverse side. The undersigned hereby appoints Paramesh Gopi and Robert G. Gargus, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all of the shares of Common Stock of Applied Micro Circuits Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE PROXIES.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)